NEWS RELEASE



WORLDPORT COMMUNICATIONS, INC. ANNOUNCES PRELIMINARY RESULTS OF SELF-TENDER
OFFER

CHICAGO, Illinois, April 11, 2003 - WorldPort Communications, Inc. today announced the preliminary results of its self-tender offer to purchase all of its outstanding common stock (OTC: WRDP) at an offer price of $0.50 per share, net to the seller in cash, without interest thereon. The offer expired at 5:00 p.m., New York City time, on Friday, April 11, 2003.

Based on a preliminary count by Alpine Fiduciary Services, the depositary for the offer, 6,137,015 shares of WorldPort common stock were properly tendered and not withdrawn. The number of shares properly tendered and not withdrawn is preliminary and subject to final verification by the depositary. The actual number of shares validly tendered and accepted for purchase will be announced promptly following completion of the verification process. After such announcement, the depositary will issue payment for shares validly tendered and accepted for purchase under the tender offer.

Any questions with respect to the tender offer may be directed to Georgeson Shareholder Services, the information agent for the tender offer, at (866) 328-5441.


NOTICE FOR WORLDPORT STOCKHOLDERS AND INTERESTED PARTIES

The complete terms and conditions of the offer are set forth in an offer to purchase, letter of transmittal and other related materials which have been filed with the Securities and Exchange Commission and distributed to WorldPort stockholders. WorldPort stockholders and other interested parties are urged to read the tender offer documents as they contain important information. Investors can obtain such documents free of charge at the SEC's web site, www.sec.gov, or by contacting Georgeson Shareholder Services, the Information Agent for the transaction, at (212) 440-9800 (for banks and brokers) for all others call toll free at (866) 328-5441.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF WORLDPORT COMMUNICATIONS, INC. WORLDPORT COMMUNICATIONS, INC. HAS FILED A TENDER OFFER STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.